[GRAPHIC OMITTED]                               Thacher Proffitt & Wood
                                                11 West 42nd Street
                                                New York, New York  10036
                                                212.789.1200

                                                Fax: 212.789.3500
                                                www.tpwlaw.com




                                         January 23, 2003


Countrywide Securities Corporation
4500 Park Granada
Calabasas, California 91302

The Bank of New York
101 Barclay Street
New York, New York 10286



                  Opinion: Certain Tax Issues
                  CWABS, Inc.
                  Asset-Backed Certificates, Series 2003-BC1
                  ------------------------------------------

Ladies and Gentlemen:

     We have acted as special counsel for CWABS, Inc., a Delaware corporation (the "Company"), in connection with the issuance of the Asset-Backed Certificates of the above- referenced Series (the "Certificates"). The Class A-1, Class A-IO, Class A-R, Class M-1, Class M-2 and Class B-1 Certificates are referred to herein as the "Public Certificates".

     The Certificates represent the entire beneficial ownership interest in a trust fund (the "Trust Fund") created pursuant to a Pooling and Servicing Agreement dated as of January 1, 2003 (the "Pooling and Servicing Agreement") by and among the Company, as depositor, Countrywide Home Loans, Inc. ("CHL"), as seller, Countrywide Home Loans Servicing LP, as master servicer, and The Bank of New York, as trustee (the "Trustee"). The assets of the Trust Fund consist primarily of a pool of mortgage loans (the "Mortgage Loans") secured by first liens on one- to four-family residential properties.

     Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Pooling and Servicing Agreement.



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     In arriving at the opinions expressed below, we have examined such documents and records as we have deemed appropriate, including the following:

     1. Signed copy of the Registration Statement on Form S-3 (File No. 333-73712) filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), on November 19, 2001 (such registration statement declared effective by the Commission on December 14, 2001, is referred to herein as the "Registration Statement").

     2. The Prospectus dated January 23, 2003 (the "Basic Prospectus"), as supplemented by the Prospectus Supplement relating to the Public Certificates, dated January 23, 2003 (the "Prospectus Supplement"), in the form to be filed with the Commission pursuant to Rule 424(b) under the 1933 Act (the Basic Prospectus, as supplemented by the Prospectus Supplement, the "Prospectus").

     3. The Pooling and Servicing Agreement (together with the Prospectus, the "Documents").

     4.   A specimen Certificate of each Class of Certificates.

     In rendering this opinion letter, as to relevant factual matters we have examined the Documents and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary, authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such document as so modified or supplemented. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates.

     Assuming compliance with the provisions of the Pooling and Servicing Agreement, for United States federal income tax purposes, each of REMIC I, REMIC II and REMIC III will qualify as a real estate mortgage investment conduit ("REMIC") within the meaning of the REMIC Provisions of the Code, the Class R-I Interest will constitute the sole class of "residual interests" in REMIC I, the Class R-II Interest will constitute the sole class of "residual interests" in REMIC II,


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the Class A, Class A-IO, Class M-1, Class M-2 and Class B-1 Certificates
(exclusive of the right of the Holders of the Class A, Class M-1 and Class M-2 Certificates to receive payments from the Net WAC Rate Carryover Reserve Fund in respect of Net WAC Rate Carryover Amounts) and the Class C and Class P Certificates will represent ownership of "regular interests" in REMIC III and will generally be treated as debt instruments of REMIC III and the Class R-III Interest will constitute the sole class of "residual interests" in REMIC III within the meaning of the REMIC Provisions in effect on the date hereof.

     The opinions set forth herein are based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other legal or income tax aspect of the transactions contemplated by the documents relating to the transaction.

     This opinion letter is rendered for the sole benefit of the addressee hereof, and no other person or entity is entitled to rely hereon. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted or referred to in any other document made available, to any other person or entity except to (i) any applicable rating agency, institution providing credit enhancement or liquidity support or governmental authority, (ii) any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this opinion letter may be made available as provided herein and (iii) as otherwise required by law. We consent to the filing of this opinion letter as an exhibit to the Company's Form 8-K. We assume no obligation to revise, supplement or withdraw this opinion letter, or otherwise inform any addressee hereof, or other person or entity entitled to rely hereon, with respect to any change occurring subsequent to the delivery hereof in any applicable fact or law or any judicial or administrative interpretation thereof, even though such change may affect a legal analysis or conclusion contained herein. In addition, no attorney-client relationship exists or has existed by reason of this opinion letter between our firm and any addressee hereof or other person or entity entitled to rely hereon except for any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter. In permitting reliance hereon by any person or entity other than an addressee for which we have acted as counsel, we are not acting as counsel for such other person or entity and have assumed and are assuming no responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes.


                                                 Very truly yours,

                                                 /s/ Thacher Proffitt & Wood


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